Exhibit 8.1
[Morris, Manning & Martin, LLP Letterhead]
                                        , 2007
Internap Network Services Corporation
250 Williams Street, Suite E100
Atlanta, Georgia 30303
Re: Merger of Ivy Acquisition Corp. with and into VitalStream Holdings, Inc.
Ladies and Gentlemen:
     We have acted as counsel for Internap Network Services Corporation, a Delaware corporation (the “Parent”), in connection with the proposed merger (the “Merger”) of Ivy Acquisition Corp. (“Merger Sub”), a Nevada corporation and wholly-owned subsidiary of the Parent, with and into VitalStream Holdings, Inc. (the “Company”) pursuant to the terms of the Agreement and Plan of Merger by and between Parent, Merger Sub and the Company dated as of October 12, 2006 (the “Merger Agreement”). This opinion letter is delivered to you pursuant to Section 6.3(d) of the Merger Agreement. Unless otherwise specified herein, all capitalized terms used in this opinion have the meaning assigned to them in the Merger Agreement.
     The Merger and the Merger Agreement are more fully described in the Internap Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration of shares of Internap Common Stock to which this opinion is an exhibit, which Registration Statement is being filed by Internap with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the joint proxy statement/prospectus (the “Prospectus”) of Parent and the Company.
     In rendering the opinion expressed below, we have examined and relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Merger Agreement, the Registration Statement and Prospectus and such other documents as we have deemed relevant and necessary. Our opinion is conditioned upon such accuracy and completeness as of the date hereof, and the continuing accuracy and completeness thereof as of the effective time of the Merger. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the effective time of the Merger.
     In delivering our opinion, we have reviewed and relied upon (without any independent investigation) the truth and accuracy, at all relevant times, of the facts, statements, covenants, descriptions, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

Internap Network Services Corporation
                    , 2007

     1. The Merger Agreement;
     2. The Registration Statement and Prospectus;
     3. Those certain tax representation letters delivered to us by the Parent and the Company containing certain representations of the Parent, Merger Sub, and the Company (the “Tax Representation Letters”); and
     4. Such other instruments and documents related to the formation, organization, and operation of the Parent, Merger Sub, and the Company, and related to the Merger, as we have deemed necessary or appropriate.
     In connection with rendering this opinion, we also have assumed (without any independent investigation) that:
     1. Original documents (including signatures thereto) submitted to us are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been duly and validly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;
     2. All representations, warranties, and statements made or agreed to by the Parent, Merger Sub, the Company, and their employees, officers, directors, representatives and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times and no actions have been (or will be) taken which are inconsistent with such representations;
     3. Any representations made in any of the documents (other than the Tax Representation Letters) referred to herein “to the knowledge” of any person or party or similarly qualified is correct without such qualification.
     4. The transactions related to the Merger or contemplated by the Merger Agreement will be consummated (A) in accordance with the Merger Agreement and (B) as described in the Registration Statement and the Prospectus.
     5. Parent, Merger Sub and the Company will comply fully with all covenants under the Merger Agreement and all applicable post-merger reporting requirements under the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Merger. Further, Parent, Merger Sub and the Company will report the Merger on their respective federal income tax returns consistent with the opinion set forth below.

Internap Network Services Corporation
                    , 2007

     Based upon our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the discussion contained in the Prospectus under the caption “Material U.S. Federal Tax Consequences” is accurate in all material respects.
     This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations, and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws. Additionally, this opinion addresses only the matters stated herein, and does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).
     No opinion is expressed as to the Merger or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements, and assumptions upon which we have relied are not true and accurate through the Effective Time and at all relevant times thereafter. In the event that any of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion may be adversely affected and may not be relied upon.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

MORRIS, MANNING & MARTIN, LLP

By:
Charles R. Beaudrot, Jr., Partner